                                                                    Exhibit 99.1

                                       Contact:  N. Gregory Petrick
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                                 (814) 234-6000


Press Release

FOR IMMEDIATE RELEASE
---------------------

                                 UNI-MARTS, INC.
                                 ---------------
              ANNOUNCES FISCAL 2004 FIRST QUARTER FINANCIAL RESULTS
              -----------------------------------------------------

         STATE COLLEGE, PENNSYLVANIA, January 22, 2004 - Uni-Marts, Inc. (AMEX:
UNI), a convenience store operator in the mid-Atlantic region, today announced financial results for its first fiscal quarter ended January 1, 2004.

         For the first quarter of fiscal 2004, revenues from continuing operations of 164 stores were $81.3 million, a 14.4% increase, compared to revenues of $71.1 million for the first quarter of fiscal 2003. The increase in revenues is principally due to a 28.4% increase in gasoline sales as a result of a 35.3 cent per gallon increase in the average reported retail price per gallon of petroleum sold at the Company's locations in the first quarter of fiscal 2004 when compared to the first quarter of fiscal 2003. The 35.3 cent per gallon price increase includes the effect of the Company's change in payment method for Pennsylvania gasoline taxes of 25.9 cents per gallon that became effective in June 2003, representing approximately $6.5 million of the gasoline sales reported in the first quarter of fiscal 2004. At comparable stores, merchandise sales from continuing operations increased by 2.6% and gasoline gallons sold from continuing operations increased by 0.6% compared to the first quarter of fiscal 2003.

         The Company reported net earnings from continuing operations of $372,000, or $0.05 per share, compared to net earnings of $341,000, or $0.05 per share, for the prior year's first fiscal quarter. Net earnings from discontinued operations were $337,000, or $0.05 per share, compared to a net loss from discontinued operations of $763,000, or $0.11 per share, in the first quarter of fiscal 2003. Net earnings from discontinued operations in the first quarter of fiscal 2004 improved primarily as a result of the discontinuance of $795,000 of depreciation on assets held for sale. The Company reported a one-time, non-cash charge of $5.5 million, or a net loss of $0.78 per share, in the first quarter of fiscal 2003 due to a change in accounting principle relating to the adoption of Statement of Financial Accounting Standard No. 142. Total net earnings for continued and

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discontinued operations for the first quarter of fiscal 2004 were $709,000, or
$0.10 per share, compared to total net losses of $5.9 million, or $0.84 per share, for the first quarter of fiscal 2003.

         Henry D. Sahakian, Chairman and Chief Executive Officer, commented on the Company's first quarter results, "The Company's financial performance in the quarter improved due to contributions from higher gasoline and merchandise gross margin dollars and the discontinuation of depreciation at discontinued operations. An increase in gasoline margin per gallon sold, offset by a slight decline in gallons sold, contributed to a 3.5% increase in gasoline gross margins when compared to the first quarter of fiscal 2003. Merchandise gross margins increased by 0.4% for the current fiscal quarter as higher sales levels were offset by a decline in the merchandise gross profit rate. Revenues improved in the current fiscal quarter due to higher retail petroleum prices and increased comparable store merchandise sales."

         Mr. Sahakian added, "In the first quarter of fiscal 2004, six additional locations were sold or closed as part of the Company's divestiture strategy and we plan to proceed with our evaluation of strategic opportunities in line with this strategy."

         In accordance with the Company's previously announced plans to divest 130 store locations, at January 1, 2004, the Company had 122 remaining stores classified as discontinued operations on its balance sheet totaling $40.5 million. The income and expense relating to these stores is classified as discontinued operations. The Company intends to continue to operate these stores pending successful negotiation of their sale or sub-lease.

         At January 1, 2004, Uni-Marts operated 286 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, Maryland and Virginia. Self-service gasoline was sold at 235 of these locations.

Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.


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UNI-MARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

                                                                                 First Quarter Ended
                                                                              January 1,      January 2,
                                                                                 2004            2003
                                                                              ----------      ----------
REVENUES:
 Merchandise sales                                                             $ 36,262        $ 35,799
 Gasoline sales                                                                  44,741          34,858
 Other income                                                                       310             418
                                                                               --------        --------
     Total                                                                       81,313          71,075

COSTS AND EXPENSES:
 Cost of sales                                                                   66,750          56,555
 Selling                                                                         10,022          10,225
 General and administrative                                                       2,197           1,901
 Depreciation and amortization                                                    1,082           1,113
 Interest                                                                           889             921
                                                                               --------        --------
     Total                                                                       80,940          70,715
Earnings from continuing operations before
  income taxes and change in accounting principle                                   373             360
Income tax provision                                                                  1              19
                                                                               --------        --------
Earnings from continuing operations before
  change in accounting principle                                                    372             341

DISCONTINUED OPERATIONS:
Earnings (loss) from discontinued operations                                        337            (806)
Earnings (loss) on disposal of discontinued operations                                0               0
Income tax provision (benefit)                                                        0             (43)
                                                                               --------        --------
Earnings (loss) on discontinued operations                                          337            (763)
Cumulative effect of change in accounting principle,
  net of income tax benefit of $310                                                   0          (5,547)
                                                                               --------        --------
Net earnings (loss)                                                            $    709        $ (5,969)
                                                                               ========        ========
EARNINGS (LOSS) PER SHARE:
Earnings per share from continuing operations
  before change in accounting principle                                        $   0.05        $   0.05
Earnings (loss) per share from discontinued operations                             0.05           (0.11)
Earnings (loss) per share from change in accounting principle                      0.00           (0.78)
                                                                               --------        --------
Net earnings (loss) per share                                                  $   0.10        $  (0.84)
                                                                               ========        ========
Diluted earnings (loss) per share                                              $   0.10        $  (0.84)
                                                                               ========        ========
Weighted average number of common shares outstanding                              7,197           7,131
                                                                               ========        ========
Weighted average number of common shares outstanding
  assuming dilution                                                               7,249           7,131
                                                                               ========        ========


CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

                                                                              January 1,    September 30,
                                                                                 2004           2003
                                                                              ----------    -------------
Current assets                                                                 $ 71,610        $ 75,370
Net property, equipment and improvements                                         50,386          51,083
Net intangible and other assets                                                   1,398           1,508
                                                                               --------        --------
     Total                                                                      123,394         127,961
Current liabilities                                                              64,284          69,287
Long-term debt                                                                   34,486          34,450
Deferred taxes and other liabilities                                              3,780           4,101
                                                                               --------        --------
     Total                                                                      102,550         107,838
Stockholders' equity                                                             20,844          20,123
                                                                               --------        --------
Total liabilities and stockholders' equity                                     $123,394        $127,961
                                                                               ========        ========
Book value per share                                                           $   2.89        $   2.80
                                                                               ========        ========



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